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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-184439) pertaining to the KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan, as amended, and 2012 Equity Incentive Award Plan of our report dated March 26, 2013, except for Note 2 as it relates to Restatement and Basic and Dilutive Net Loss per Common Share, as to which the date is September 26, 2013, with respect to the financial statements of KYTHERA Biopharmaceuticals, Inc. included in this Amendment to the Annual Report (Form 10-K/A) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Los Angeles, California
September 26, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm